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EQUUS TOTAL RETURN, INC. ANNOUNCES

PLANS TO "INTERNALIZE" MANAGEMENT

HOUSTON, TX - June 12, 2009 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") and its Board of Directors announced their plans to "internalize" Fund management. This means that the Fund would directly employ its management team and incur the costs and expenses associated with Fund operations. There would be no outside investment advisory organization providing services to the Fund under a fee-based advisory agreement, or an administrative organization charging the Fund for services rendered. The Board expects to internalize Fund management on or about July 1, 2009.

The Board will oversee the Fund's business operations. Gregory J. Flanagan, the Fund's current Independent Chairman, will take on the role of President and Chief Executive Officer effective July 1, 2009. He will continue to serve as Chairman of the Board. Mr. Flanagan, age 63, has been a member of the Board since 1992. He was Chief Executive Officer of Arthur J. Gallagher & Co. - Houston Branch (an insurance brokerage firm) from 2001 to 2008. Arthur J. Gallagher & Co. is not affiliated with the Fund. He will replace Kenneth I. Denos, who currently serves as the President and Chief Executive Officer. Mr. Denos will remain on the Board. L'Sheryl D. Hudson will continue to serve as the Fund's Chief Financial Officer.

In pursuing the course of internalized management, the Board, among other things, seeks to:

  Enhance the Fund's liquidity position;

  Achieve a lower operational cost structure;

  Provide additional managerial assistance to key portfolio companies; and

  Enhance the Fund's communication efforts with shareholders.

The Fund's near-term goal is to realize certain portfolio holding investments to enhance the Fund's liquidity position. Mr. Flanagan stated, "the Board believes that there may be attractive investment opportunities arising out of the current economic challenges, and we want to position the Fund to take selective advantage of such opportunities." The Board also expects the internally managed Fund to operate with lower costs. Lower expenses may result in better investment performance over the long term.

Robert L. Knauss, the Fund's lead Independent Director further commented that, "certain individual Directors also plan to take a more hands-on role with key portfolio companies. The unique structure of business development companies, such as the Fund, often requires more managerial assistance to portfolio companies during changing economic times. The Directors look forward to taking these additional steps."

The Fund also plans to increase communication with investors through its website and other avenues. Enhanced shareholder information is scheduled to include more detailed information on the Board members, the portfolio management team, Fund performance, and portfolio company operations. "An important part of the Board's program is to ensure shareholders are well informed," said Dr. Francis D. (Doug) Tuggle, the Independent Director who will oversee this effort.

As of March 31, 2009, the Fund reported nets assets of $79.4 million. The Fund held $7.3 million in cash at that time, of which $4.2 million has been allocated for follow-on investments. The Fund also has available an undrawn revolving line of credit with Amegy Bank of Texas for $7.5 million.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.